Exhibit 99.1

Contact:	Fred Driscoll
Chief Financial Officer
Novavax, Inc.
1 240-268-2000

NOVAVAX Notified by Department of Health and Human Services that its
Proposal for a Contract Award is in the Competitive Range for the Advanced
Development of its Recombinant Influenza Vaccine

Rockville, MD (April 22, 2010) –/PRNewswire-FirstCall/-Novavax, Inc. (NASDAQ:NVAX) announced today that the Department of Health and Human Services (HHS), Biomedical Advanced Research and Development Authority (BARDA), has determined the Company’s proposal to provide recombinant influenza vaccine products and manufacturing capabilities for pandemic preparedness is in the competitive range for award of an advanced development contract. Novavax submitted its proposal in September 2009 in response to Solicitation No. HHS-BARDA-09-32 for development of a new influenza vaccine in a U.S. based manufacturing facility.

The BARDA solicitation states that contracts will be awarded to vaccine manufacturers that satisfy several specific requirements.  BARDA’s notification indicated that Novavax’s proposal is in the competitive range, which consists of the most highly rated proposals. BARDA has proposed to conduct a pre-award site visit to inspect Novavax’s manufacturing facility in Rockville, Maryland.

“Novavax is pleased that its response to BARDA’s request for proposal (RFP) is within the competitive range for award consideration and we look forward to working with BARDA during the next stages of the process,” said Dr. Rahul Singhvi, President and CEO of Novavax. “We have made significant progress over the past several years in the development of our recombinant Virus-Like Particle (VLP) vaccine candidates for both seasonal and pandemic influenza (H5N1 and H1N1) and have now vaccinated over 4,200 subjects demonstrating both safety and immunogenicity of our vaccine candidates. In addition, last year, in the midst of the H1N1 pandemic, we were able to successfully demonstrate that we could manufacture under cGMP, an H1N1 VLP vaccine candidate within 11 weeks after receiving the viral gene sequences from the CDC.”

About VLPs
Virus-like particles (VLPs) mimic the external structure of viruses but lack the live genetic material that causes viral replication and infection. VLPs can be designed quickly to match individual viral strains and be produced efficiently using portable cell-culture technology.  Novavax’s VLP-based vaccine candidates are produced more rapidly than egg-based vaccines by using proprietary, portable, recombinant cell-culture technology.

About Novavax
Novavax, Inc. is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches.  Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India. Additional information about Novavax is available on the company’s website: www.novavax.com.

Forward Looking Statements

Statements herein relating to the award by HHS BARDA of a contract for the advanced development of recombinant influenza vaccine, the development of our vaccine products, vaccine safety and efficacy, and the ability to quickly produce a vaccine product during a pandemic and any other future financial or business performance or matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include HHS BARDA may not award any contract to Novavax, even though it has notified Novavax that it is in the competitive range; the agency will perform an on-site inspection which may prove to be unsatisfactory to the agency; safety or efficacy issues not seen to date may be encountered before the agency makes its decision which could have a negative impact on the receipt of a contract award; the company has not yet manufactured, or relied on third parties to manufacture, any vaccines at a commercial scale which could have a negative impact on the receipt of a contract award; historical and current results may not be predictive of future trial results for the seasonal vaccine or any other vaccine that we are developing or may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if the results are similar or better than the results reported to date; uncertainties related to the initiation, enrollment, progress and completion of clinical trials; and whether Novavax could repeat the 11-week production of a vaccine in a future pandemic could depend on many factors outside the company’s control including the virus itself. Further information on the factors and risks that could affect Novavax’s receipt of a contract award or its business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.